Exhibit 99.1
W Holding Company, Inc. Announces Freddy Maldonado Reassumes the Duties of
Chief Financial Officer (CFO)
MAYAGUEZ, Puerto Rico, August 13, 2008 /PRNewswire-FirstCall/ — W Holding Company, Inc. (NYSE: “WHI”) (the “Company”), the bank holding company of Westernbank Puerto Rico, announced today that Mr. Freddy Maldonado has been appointed and resumes the duties of Senior Executive Vice President and Chief Financial Officer (SEVP-CFO) of the Company and its subsidiaries (the “Holding Company”), replacing Mr. Jose Armando Ramirez who was retained as Chief Financial Officer and Chief Operating Officer in August 2007. Mr. Ramirez and the Company mutually and amicably agreed to conclude the existing contractual relationship in accordance with the provisions of his employment agreement as of August 8, 2008.
In connection with the appointment of Mr. Maldonado as CFO, he has relinquished the duties of President and Chief Investment Officer of the Holding Company, in order to employ all of his time, effort and energy in finalizing the matters pertaining to the financial statements of the Company. Mr. Maldonado will remain as director of the Company, while Mr. Frank C. Stipes, Esq., Chairman and CEO of the Holding Company, reassumed the position of President of W Holding Company, Inc., effective immediately. Mr. Stipes wished the best to Mr. Ramirez and stated that the return of Mr. Maldonado as CFO was extremely positive indicating “he (Mr. Maldonado) is unquestionably one of the most talented, respected, well reputed and experienced CFO’s in Puerto Rico as well as abroad, who was at the helm of the financials of this fine Company throughout the most important and significant years of its outstanding history and is here again to bring the Company back to main street.”
The Company also announced that Ms. Mayra Hansen, former director of the Federal Deposit Insurance Corporation’s Puerto Rico Office, had joined the Company as Senior Vice President and Chief Risk Officer (SVP/CRO). Ms. Hansen will be involved and supervising the Company’s loan review, credit risk and compliance functions, among other responsibilities. “Ms. Hansen is one the most highly respected, knowledgeable and experienced professionals in the field, with approximately 30 years of experience as a former examiner and regulator, a true honor and privilege to have on board as part of the senior executive team of the Bank and Company.” said CEO Stipes.
The Company also announced today that the Board of Directors has unanimously approved a reverse split of the Company’s common stock at a specific ratio to be determined by the Board in its discretion within the range of not less than 1-for-10 and not more than 1-for-50, and recommended that the reverse split be presented to the Company’s shareholders for approval. If approved by the Company’s shareholders, the Board may choose to effect the reverse split at any time prior to December 31, 2008. The purpose of the reverse split is to increase the per share market price of the Company’s common stock, so as to bring the Company into compliance with the continued listing requirements of the New York Stock Exchange, Inc.
Forward Looking Statements
This press release may contain some information that constitutes “forward-looking statements.” Such information can be identified by the use of forward-looking terminology such as “may,” “will,” “should,” “expect,” “anticipate,” “estimate,” “intend,” “continue,” or “believe,” or the negatives or other variations of these terms or comparable terminology. Forward-looking statements with respect to future financial conditions, results of operations and businesses of the Company are always subject to various risk and market factors out of management’s control which could cause future results to differ materially from current management expectations or estimates and as such should be understood. Such factors include particularly, but are not limited to the possibility of prolonged adverse economic conditions or that an adverse interest rate environment could develop. For a discussion of these and other risks and uncertainties, please refer to Item 1A of the Company’s Annual Report on Form 10-K for the most recently completed fiscal year. Except as required by applicable securities laws, the Company does not intend, and specifically disclaims any obligation, to update forward-looking statements.
About the Company
Westernbank Puerto Rico, a wholly owned subsidiary of W Holding Company, Inc., is a 50 year old bank and the second-largest commercial bank in Puerto Rico, based on total assets, operating through 56 full-fledged branches (including 20 Expresso of Westernbank branches), including 33 in the southwestern region of Puerto Rico, 7 in the northeastern region, 14 in the San Juan Metropolitan area and 2 in the eastern region of Puerto Rico, and a fully functional banking site on the Internet.
You may contact Mr. Vixson Baez, with appropriate questions regarding this press release at (787) 834-8000 ext. 5535, or via email at vixson.baez@wbpr.com or westernbank@wbpr.com; or visit http://www.wholding.com.